Exhibit 16.1

April 11, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE : SYNERGY EMPIRE LIMITED

Dear Sirs/Madam,

The undersigned JP Centurion & Partners PLT, previously acted as independent accountants to audit the financial statements of Synergy Empire Limited. We no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated 11 April 2025 of Synergy Empire Limited to be filed with the Securities and Exchange Commission and are in agreement with the statement related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT
KUALA LUMPUR, MALAYSIA